                                                                    EXHIBIT 21.1


Subsidiaries of the Registrant

Christiansen, Fritsch, Giersdorf, Grant and Sperry, Inc. (Washington), "Cf2GS" Modem Media, Inc. (Connecticut)
Modem Media Limited Partnership (Connecticut)
Northern Lights Interactive Inc. (Delaware)
Northern Lights Interactive Inc. (Ontario, Canada)
TN Technologies Inc. (Delaware)
TN Technologies Limited (Hong Kong)
*TN Technologies Limited (United Kingdom)

*a wholly owned subsidiary of TN Technologies Inc. (Delaware) which is a wholly owned subsidiary of the Registrant.